Exhibit 10.3

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (“Agreement”) is entered into as of this 4th day of November 1994, by and between the National Consumer Cooperative Bank, a corporation organized under the laws of the United States ( “the Bank” ) and Charles E. Snyder, a resident of Virginia.

Mr. Snyder has been employed by the Bank as its President since January, 1992, prior to which he was Chief Financial Officer.  During the period of his presidency, the Bank’s financial condition and results operations have improved from prior periods and have been very satisfactory, and the Bank desires to provide incentives for Mr. Snyder’s continued service as its President.

It is therefore agreed as follows:

1.                                 The Bank agrees to continue to employ Mr. Snyder as its President, and Mr. Snyder agrees to continue to serve the Bank in that capacity, beginning as of November 4, 1994, and continuing until such employment is terminated by either party on at least 90 days prior written notice to the other.

2.                                 During the term of his employment, Mr. Snyder shall devote substantially all of his time, attention, skill and efforts to the performance of his duties for and on behalf of the Bank.

3.                                       The Bank shall pay Mr. Snyder during the term of his employment, such salary, incentive compensation, and related employee benefits as the Board may reasonably determine, from time to time, such compensation to be in the form of both current and deferred compensation.  The deferred compensation will be payable as provided in paragraphs 4 and 5, hereof.  The amount of compensation deferred during 1994 shall be $25,000, pursuant to paragraph 4(f) , below.

4 .                                    The Bank, on December 31 of each year , beginning 1994, during which full year Mr. Snyder is employed with the Bank, shall credit to an account (“the Deferred Compensation Account” ) the amount determined pursuant to subparagraph (f), below (“the Annual Credit”) . The Deferred Compensation Account shall be established and maintained, by agreement between Mr. Snyder and the Bank made no later than December 31 , 1994 , in accordance with either subparagraph (a) , (b) or (c) of this paragraph.

(a)                                  The Deferred Compensation Account shall be established and maintained by the Bank’s crediting a book reserve account with (i) each Annual Credit, and (ii), on the last day of each calendar quarter commencing March 31, 1995, an amount (“the Quarterly Credit”) equal to interest upon the total amount previously credited to the Deferred Compensation Account (which amount, as of the date of each Quarterly Credit, shall comprise the aggregate of all previous Annual Credits and quarterly Credits). Interest for purposes of a Quarterly Credit shall be computed at a rate equal to 100 basis points in excess of the yield on a five year U.S. Treasury Note with a maturity date on or nearest to the date of such Quarterly credit, as reported in the Wall Street Journal or similar publication. Quarterly credits shall continue to be made to the Deferred Compensation Account, irrespective of the continued employment of Mr. Snyder, so long as the deferred Compensation Account has a balance in excess of $5,000.

                 (b)                                 As an alternative to subparagraph (a) , the Deferred Compensation Account shall be established and maintained by the Bank’s depositing each Annual Credit in an interest—earning deposit account at a federally insured financial institution selected by the Bank, which account shall be in the name of and shall remain the property of the Bank. The Bank shall use its best efforts to obtain a yield upon such account at least equal to that stated in subparagraph (a) hereof. All interest credited to such deposit account shall become part of the Deferred Compensation Account.

(c)                            The Bank may establish an irrevocable trust with a third-party trustee, pursuant to Rev. Proc. 92-64 issued by the Internal Revenue Service, to provide for all or a portion of the Bank’s obligations hereunder. For purposes of any provision herein referring to the Deferred Account, the assets of such trust shall be considered a part of the Deferred Account. The assets of such trust shall be held and invested in accordance with the terms of such trust.  The assets of any such trust, however, shall remain available to satisfy the claims of the Corporation’s general creditors. Mr. Snyder’s rights to those assets will be limited to the rights of a general creditor of the Bank. Neither Mr. Snyder, his spouse, or any beneficiary of Mr. Snyder may in any manner encumber, pledge, assign, transfer or dispose of the right to receive any payment under this Agreement or from any Trust established pursuant hereto.

(d)                           The Bank shall, promptly after the end of each calendar quarter, provide or cause to be provided to Mr. Snyder a statement of the balance contained in the Deferred Compensation Account as of the end of such quarter and of the current yield on such Account for such quarter.

(e)                            The Deferred Compensation Account, whether established and maintained in accordance with subparagraph (a) or (b), above, shall in no event be considered as a trust or escrow account for Mr. Snyder or his Beneficiary or as creating a claim by Mr. Snyder or such Beneficiary against, or any property interest in, any specific assets of the Bank, including, without limitation, any assets maintained in such Account.

(f)                                    The Annual Credit for 1994 shall be $25,000. Prior to January 1 , of each year beginning 1995 , Mr. Snyder will advise the Bank in writing of the amount or percentage of his compensation for services to be performed in the following year that shall be defined as the Annual Credit for such year. In the absence of timely receipt by the Bank of such advice from Mr. Snyder, the amount of the Annual Credit for a year shall be an amount equal to 10 percent of Mr. Snyder’ s salary plus bonus for such year.

5.                                          Beginning on a date three months after the date of Mr. Snyder’s retirement or other termination of employment with the Bank , and on the same date in each succeeding year as provided in this paragraph 5, the Bank shall make annual payments to Mr. Snyder of deferred compensation from the Deferred Compensation Account. Each annual payment shall be in an amount equal to the greater of (a) $25,000 or (b) 20 percent of the balance contained in the Deferred Compensation Account as of the date such annual payment is to be made; provided that, if, on any such date, the balance in the Deferred Compensation Account is less than $25,000, then the annual payment shall be a final payment in the amount of such balance. In the event of the death of Mr. Snyder prior to the date of final payment hereunder, the remaining balance in the Deferred Compensation Account shall be paid to his beneficiary on the earlier of the 60th day after Mr. Snyder’s date of death or the next annual payment date after the date of Mr. Snyder’s death.

6.                                          For purposes of this Agreement, Mr. Snyder’s Beneficiary shall be the person or persons designated by Mr. Snyder from time to time as his Beneficiary hereunder on forms provided by the Bank; provided that, if no effective form is on file with the Bank’s personnel office, or if the designated beneficiary or beneficiaries predecease Mr. Snyder or fail to survive the payment dates hereunder, the Beneficiary shall be deemed to be Mr. Snyder’s estate. Any designation of Beneficiary hereunder may be changed without the consent of any prior Beneficiary.

7.                                          The right of Mr. Snyder or any other person to the payment of deferred compensation hereunder shall not be assigned, transferred, pledged, or encumbered except by testamentary instrument or by the laws of descent and distribution. Any attempted assignment, transfer, encumbrance or attachment of any rights hereunder shall be null and void.

8.                                          Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to Mr. Snyder for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Bank for the benefit of its employees.

9.                                          This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns and Mr. Snyder, his heirs, executors and administrators. The parties hereto may, by a writing executed by them, amend or modify this Agreement without the consent of any other person.

10.                                    This Agreement shall be construed in accordance with and governed by the laws of the District of Columbia. It may be revoked or modified in whole or in part only by a writing signed by the parties hereto.

In Witness Whereof the Bank has caused this Agreement to be duly executed and Mr. Snyder has duly executed this Agreement as of the 4th day of November, 1994.

NATIONAL CONSUMER COOPERATIVE BANK

By:	/s/
Jeremiah J. Foley
Chairman of the Board

/s/
Charles E. Snyder